                                                                  Exhibit (l)(2)

                                 PIPER & MARBURY
                                     L.L.P.

                              CHARLES CENTER SOUTH                   WASHINGTON
                             36 SOUTH CHARLES STREET                  NEW YORK
                         BALTIMORE, MARYLAND 21201-3018             PHILADELPHIA
                                  410-539-2530                         EASTON
                                FAX: 410-539-0489


                                December 11, 1997


Rogers & Wells
200 Park Avenue
New York, New York  10166

      Re:   Prospect Street High Income Portfolio Inc.

Ladies and Gentlemen:

      We have acted as special Maryland counsel to Prospect Street High Income Portfolio Inc., a Maryland corporation (the "Company"), in connection with the Company's Registration Statement on Form N-2, including all amendments or supplements thereto, filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and the Investment Company Act of 1940, as amended (File Nos. 333-40785 and 811-5557) and the issuance of transferable rights (the "Rights") entitling holders to subscribe for shares of the Company's Common Stock, par value of $0.01 per share (the "Shares"), pursuant to the Registration Statement.

      In this capacity, we have examined the Company's Charter and By-Laws, the proceedings of the Board of Directors of the Company relating to the issuance of the Shares and such other statutes, certificates, instruments and documents relating to the Company and matters of law as we have deemed necessary to the issuance of this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the conformity of final documents in all material respects to the versions thereof submitted to us in draft form, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies and the due authorization, validity and binding effect of all such documents (other than the authorization, execution and delivery of the documents by the Company).

      Based upon the foregoing, and limited in all respects to applicable Maryland law, we are of the opinion and advise you that:

      1. The Company has been duly incorporated and is validly existing as a corporation under the laws of the State of Maryland.

      2. The issuance of the Rights and the sale of the Shares have been duly authorized; when issued as contemplated in the Registration Statement, the Rights will be legally issued; when issued and paid for upon exercise of the Rights as contemplated in the Registration Statement, the Shares will be legally issued, fully paid and nonassessable.

      You may rely upon this opinion in rendering your opinion to the Company which is to be filed as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement.

                                    Very truly yours,

                                    /s/ Piper & Marbury